Exhibit 99.1

Exhibit 99.1

David Jaffe

President & CEO

CHARMING SHOPPES . INC

Celebrating the lives and sashion image of plus-size women

lanebryant

cacique intimates

lanebryant outlet

CATHERINES

FASHION BUG

Figis

Ascena retain group inc.

Values

CHARMING SHOPPES . INC

values

Our Vision

To be the company known for celebrating the lives and fashion image of women wearing plus sizes.

Our Mission

To be the plus-size authority for fit, fashion and value, profitably serving as the destination for all of her lifestyle needs.

Our Values

Our shared values at Charming Shoppes guide our behavior and how we work together: Exceed our customers’ expectations

Be innovative

Collaborate through teamwork

Act with integrity Deliver superior performance Support the community

History

1971: Charming

1940: Charming Shoppes debuts

1971: Charming Shoppes becomes a public corporation

2001: Charming Shoppes acquires Lane Bryant

1960: Fashion Bug opens

2000: Charming Shoppes acquires Catherines

2012: Charming Shoppes joins ascena family

An Incredible Opportunity

A leading specialty apparel retailer for the plus-sized woman

NPD defines as #1 in women’s specialty plus-size apparel

100 years of brand history as a fashion authority in this space

An intimate understanding of this customer

A strong digital platform

Solid runway:

More than half of American women wear size 14 or larger

Plus-size market is $17.4B and plus size intimate apparel is $3.1B

Lanebryant

Nobody fits you like Lanebryant

Lanebryant outlet

Cacique intimates

Core Customer Age: 35-55 Home Office: Columbus, Ohio

Fashion: Fashion Oriented, trend-right Plus Price: Moderate to Better Location: Malls, Strips, Outlets

Branded Web Sites: lanebryant.com and cacique.com

Number of Stores: 802

Annual Sales: $992M

cacique

Product is well known among full figured women and is highly rated

Focused on building an atmosphere of fun and quality that also builds trust

Core Customer Age: 45+, baby-boomer

Home Office: Bensalem, PA

Fashion: Classic styling with an emphasis on fit and comfort Price: Moderate

Location: Strips

Branded Web Sites: catherines.com Number of Stores: 435 Annual Sales: FY11 $298M

Digital Growth Opportunities

Highly engaged online customer, passionate about the product

Outpacing industry growth with consistent increases in sales. International shipping available to 100+ countries

300,000+ mobile phone opt ins 500,000 Facebook fans

Our Vision Remains

A family of brands with $10B in Sales and Top Tier Profitability.

Our Business Model

Dressbarn

maureuces

Justice

ascena

Our History

1962: began

2005: joins the family

2011: We become

1983: becomes a public company

2009: partnership begins

2012: We welcome

to the family

Consistent Performance

Quarterly Comps

Historic Net Income Performance

10-Year Net Income (Non-GAAP)

A Story Worth Telling

10-Year Cumulative total returns

Our Intent

Develop even greater efficiency by integrating shared service areas where possible.

Keep people engaged through the transition process.

UTransparency in communication UInvolvement in integration plans

Manage this change well-beyond the closing.

Respect each individual in this process.

Questions?